SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                 FORM 8-K
                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                             November 24, 1995
             Date of Report (Date of earliest event reported)


                                 CBS INC.
          (Exact name of registrant as specified in its charter)


       New York                  1-2931       13-0590730
(State or other jurisdiction  (Commission   (IRS Employer
     of incorporation)        File Number)  Identification No.)


               51 West 52nd Street                   10019
               New York, NY                       (Zip code)
     (Address of principal executive offices)


Registrant's Telephone Number, including area code:  (212) 975-4321


                              Not applicable
       (Former name or former address, if charged since last report)
Item I.  Change of Control of the Registrant

          On November 24, 1995, pursuant to an Agreement and Plan of Merger dated August 1, 1995, among Westinghouse Electric Corporation ("Westinghouse"), Group W Acquisition Corp. ("Sub") and CBS Inc. ("CBS"), Sub merged with and into CBS, with CBS as the surviving corporation and a wholly owned subsidiary of Westinghouse (the "Merger"). Upon consummation of the Merger, each outstanding share of Common Stock, par value $2.50 per share ("CBS Common Stock"), of CBS (other than certain shares owned by CBS, Westinghouse or their respective subsidiaries, which have been cancelled, and other than shares properly dissenting from the Merger) was converted into the right to receive $82.065 in cash (the "Merger Consideration"). The transfer agent for CBS Common Stock, First Chicago Trust Company of New York, has been instructed by CBS to close the stock transfer books for CBS Common Stock, and trading of CBS Common Stock on the New York Stock Exchange and the Pacific Stock Exchange is to cease at the close of such Exchanges on the date hereof. The funds required by Westinghouse to consummate the Merger have been provided under a Credit Agreement dated as of September 12, 1995, with certain financial institutions named therein, Morgan Guaranty Trust Company of New York, as
Documentation Agent, and Chemical Bank, as Administrative Agent.
The terms of such Credit Agreement and the identities of such lenders are more fully described in the Proxy Statement on Schedule 14A filed by CBS with the Securities and Exchange Commission on October 17, 1995.

          At the effective time of the Merger, there were 64,852,388 shares of CBS Common Stock outstanding. Chemical Mellon Shareholder Services, L.L.C. has been retained by Westinghouse to serve as the Paying Agent. Letters of Transmittal, together with instructions relating thereto, are expected to be provided promptly to CBS shareholders so that such shareholders may receive the Merger Consideration.

          A copy of the joint press release, dated November 24, 1995, issued by Westinghouse and CBS relating to the consummation of the Merger is attached hereto as Exhibit A.

Item 7.  Financial Statements and Exhibits.

          (c)  The following Exhibit is filed with this report.

          99. Joint press release of Westinghouse and CBS relating to the consummation of the Merger on November 24, 1995.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         CBS INC.


                         By:     s/Ellen Oran Kaden
                         Name:   Ellen Oran Kaden
                         Title:  Executive Vice President,
                                 General Counsel and Secretary


Date:  November 24, 1995















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